                                                                   EXHIBIT 12.3

                      SARA LEE CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                           (IN MILLIONS EXCEPT RATIOS)


                                                                                      Year Ended
                                                          --------------------------------------------------------------
                                                           July 1,        June 29,     June 28,    June 27,      July 3,
                                                            1995            1996         1997      1998(1)       1999(2)
                                                          --------       ---------    ---------    ---------    ---------
Fixed charges:

         Interest expense                                 $     243      $   228      $   202      $   224      $   237

         Interest portion of rental expense                      68           68           66           64           66
                                                          ---------      -------      -------      -------      -------
         Total fixed charges before capitalized interest        311          296          268          288          303

         Capitalized interest                                    12           10           12           10            3

         Preferred stock dividend requirements (3)               44           43           41           24           20
                                                          ---------      -------      -------      -------      -------

                  Total fixed charges                     $     367      $   349      $   321      $   322      $   326
                                                          ---------      -------      -------      -------      -------
                                                          ---------      -------      -------      -------      -------

Earnings available for fixed charges:

         (Loss) income before income taxes                $   1,219      $ 1,378      $ 1,484      $  (443)     $ 1,671

         Less undistributed income in minority owned
           companies                                            (10)          (5)          (7)          (6)          (6)

         Add minority interest in  majority-owned
           subsidiaries                                          36           36           30           25           31

         Add amortization of capitalized interest                21           22           23           25           23

         Add fixed charges before capitalized interest          311          296          268          288          303
                                                          ---------      -------      -------      -------      -------
                  Total (losses) earnings available
                  for fixed charges                       $   1,577      $ 1,727      $ 1,798      $  (111)     $ 2,022
                                                          ---------      -------      -------      -------      -------
                                                          ---------      -------      -------      -------      -------
Ratio of (losses) earnings to fixed charges                     4.3          4.9          5.6         (0.3)         6.2
                                                          ---------      -------      -------      -------      -------
                                                          ---------      -------      -------      -------      -------

------------------------------------
(1) During the second quarter of fiscal 1998, the corporation recorded a pretax charge of $2,040 million in connection with various restructuring actions.
(2) During the first quarter of fiscal 1999, the corporation recorded a pretax gain of $137 million in connection with the sale of its tobacco business. During the second quarter of fiscal 1999, the corporation recorded a pretax charge of $76 million in connection with the recall of certain of its meat products.
(3) Preferred stock dividends in the computation have been increased to an amount representing the pretax earnings that would have been required to cover such dividends.